EXHIBIT 99.1

Contacts:	Michelle Healy	Carol Lu
	Public Relations	Investor Relations
	(631) 342-4701	(212) 415-6920
	michelle.healy@ca.com	carol.lu@ca.com
CA NAMES TWO EXECUTIVES TO NEW ROLES
Marc Stoll Named Corporate Controller;
Robert Cirabisi Named Chief Risk Officer
And Interim Head of Internal Audit
ISLANDIA, N.Y., November 5, 2007 — CA, Inc. (NYSE: CA) today announced that Marc Stoll has been named senior vice president and corporate controller, reporting to CA Executive Vice President and Chief Financial Officer Nancy Cooper.
In addition, Robert Cirabisi, who has served as corporate controller since July 2005, has been named chief risk officer and interim head of internal audit, reporting to CA Executive Vice President, Global Risk and Compliance, and Chief Compliance Officer Kenneth Handal.
“Marc’s focus as corporate controller will be on enhancing the corporate financial strategy, planning and analysis, and financial controls for the company worldwide,” said Cooper.
“In his new role, Bob will help to further develop CA’s enterprise risk program.” Handal said. “Bob will be leveraging more than seven years of experience at CA in both finance and investor relations to help the company identify and manage its most important risks.”
Stoll, 37, brings more than fourteen years of experience in the technology industry to the position of corporate controller. Since joining CA in 2004, Stoll has held senior vice president positions in finance and has had responsibilities for financial planning and analysis, treasury, tax, business development and strategic finance. Prior to joining CA, Stoll was vice president of equity research for the technology sector at Julius Baer Investment Management. Previously, he worked at Compaq Computer Corporation progressing from engineering, to business planning and strategy to the position of finance manager for Compaq’s venture group. He also served as a manager of information technology integration at DTE Energy.
Stoll earned a bachelor of science degree in electrical engineering, cum laude, from Michigan Technological University and a master of business administration degree from the University of Chicago, Graduate School of Business. He also attended the graduate school of business international exchange program at Hong Kong University of Science and Technology.
Cirabisi, 43, joined CA in 2000 in finance before becoming vice president of investor relations in 2002, and senior vice president and chief accounting officer in July, 2004. He became corporate controller in July, 2005. He also served as interim CFO for three months in 2006. A Certified Public Accountant, Cirabisi has accumulated more than 13 years of public accounting experience at major U.S. accounting firms. He earned a bachelor’s degree in public accounting from Hofstra University.
About CA

CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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